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                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

          This Agreement of Amendment entered into as of the 12th day of June, 2000, by and between Brunswick Technologies, Inc. (hereinafter referred to as the "Corporation") and Martin S. Grimnes (hereinafter referred to as the "Executive"), amends that certain Employment Agreement between the Corporation and the Executive dated April 14, 2000 (the "Employment Agreement").

          WHEREAS, this Agreement of Amendment has been entered into at the request of CertainTeed Corporation and VA Acquisition Corporation incident to that certain Merger Agreement between and among the Corporation, CertainTeed Corporation and VA Acquisition Corporation dated this 12th day of June, 2000 (the "Merger Agreement").

          NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

          FIRST: Section 1(b) of the Employment Agreement is hereby amended to delete the second sentence thereof.

          SECOND: Section 4(b) of the Employment Agreement is hereby amended to delete the phrase to "stock option or" in the first sentence thereof and to add at the end of that first sentence the following phrase:

               "..., except for grants of options (or stock appreciation rights or similar equity based incentive rights) under the Corporation's stock option plans."

          THIRD: Section 6(b) of the Agreement is amended by restating it in its entirety as follows:

          "(b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Corporation."

          FOURTH: Section 6(c) of the Agreement is amended by restating it in its entirety as follows:

          "(c) In the event the Executive elects to terminate this Agreement at any time and for any reason, or if the Executive's employment is terminated for any reason during the first three years following a Change in Control, whether Hostile or Non-Hostile, provided that no material default in any substantial obligation owed by the Corporation, or any affiliate of the Corporation, to Executive has occurred and has not been cured:

                         i.  Executive expressly covenants, warrants and agrees
                that he will not, for a period of three years following the termination of his
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               employment, directly or indirectly, individually or as an
               officer, director, shareholder, employee, consultant, adviser, partner or co-venturer of or on behalf of anyone else, in association with any person, entity, firm or corporation, engage in any services for, or acquire any financial or beneficial interest in, the operation of any business substantially similar to the business engaged in by the Corporation on the date of his termination, including without limitation thereof, the designing, manufacturing, distributing, marketing or selling of woven composite materials involving fiber glass or carbon fibers and engineered reinforcement fabrics used in the fabrication of composite materials, within any geographic area in which the Corporation is then operating its business; provided however, that this paragraph shall not be construed or interpreted so as to prohibit Executive from passively investing in a publicly-held company which may be engaged in such business activity so long as Executive's investment therein does not exceed more than 4.9% of such publicly-held company's outstanding debt or equity securities.

                         ii. Executive further expressly covenants, warrants and agrees that for the same period of time he shall not directly or indirectly, nor in association with any person, entity, firm or corporation (A) divert or attempt to divert any business of, or any of the customers, suppliers or licensors of the Corporation in any manner which would create or constitute a breach under subsection (i) above, or (B) hire or attempt to hire for any position or employment relating to any substantially similar business as engaged in by the Corporation on his date of termination, or encourage the resignation, of any employees of the Corporation for any reason.

                         iii. The provisions of this Subsection 6(c) shall survive the termination or expiration of this Agreement."

          FIFTH: In consideration for these amendments to the Employment Agreement, the Corporation will discharge and deliver to Executive, marked "Paid in Full", a certain promissory note from Executive to Corporation in the face amount of $125,000 dated March 22, 1999 which, as of May 31, 2000, had an outstanding balance of principal and interest of $112,482.34, within three business days following acceptance for payment by VA Acquisition Corporation of at least that number of Shares of the Corporation as satisfies the Minimum Condition, as defined in the Merger Agreement. Executive represents that such note constitutes the aggregate price, calculated at the Corporation's normal price to its distributors, of certain products of the Corporation purchased by Executive.

          SIXTH: Executive agrees to assign to the Corporation a pending application for a thermoplastic process patent in the name of Executive. Executive agrees to execute, at no additional charge to the Corporation, such documents as the Corporation may reasonably request
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to effect the conveyance of such property rights and to effect the assignment of any related patent application(s) to the Corporation. In addition, Executive shall cooperate with the Corporation and provide such reasonable assistance as the Corporation may request in connection with the preparation and prosecution of any such patent application(s), and the Corporation shall reimburse Executive for all reasonable costs incurred by Executive in providing such assistance; provided that any such cooperation and assistance (other than the execution of documents to convey and assign such property rights to the Corporation) shall constitute consulting services under paragraph Seventh below, for which Executive shall be entitled to compensation to the extent provided in that paragraph and which shall be subject to the provisions of that paragraph.

          SEVENTH: Executive agrees that he will perform consulting services for Compagnie de Saint-Gobain or any of its affiliates at its request during the period of six months following any termination of Executive's employment by Executive or by the Corporation (a) for up to a total of 45 days, without fee but with reimbursement for all expenses; and (b) thereafter, for a fee of $1,000 per day (or any portion thereof), plus expenses. Neither Compagnie de Saint-Gobain nor its affiliates shall be under any obligation to retain Executive to perform any such services.

          EIGHTH:   Corporation and Executive recognize that the acceptance for payment of the shares of the Corporation tendered pursuant to the offer described in the Merger Agreement will constitute a Hostile Change in Control under the Agreement, and that upon such acceptance the change in Executive's reporting responsibilities will constitute Good Reason for Executive's termination of his employment.

          NINTH: These amendments shall become effective immediately, but shall become null and void if the Merger Agreement is terminated in accordance with its terms.

          TENTH: In all other respects not inconsistent or in conflict with the terms and provisions of this Agreement of Amendment, all other provisions of the Employment Agreement are restated and remain in full force and effect.


          IN WITNESS WHEREOF, the parties have executed this Agreement of Amendment as of the day and year first herein above written.

                              BRUNSWICK TECHNOLOGIES, INC.



                              By:    /s/ Alan M. Chesney
                                 --------------------------------
                              Title: Chief Financial Officer

                              Witness:
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                               /s/ Martin S. Grimnes            (SEAL)
                              ----------------------------------
                              Martin S. Grimnes
                              30520